                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 6)(1)

                              Hartville Group, Inc.
                              ---------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                    417287109
                                    ---------
                                 (CUSIP Number)

                                Richard O. Berner
                               c/o John Lang, Inc.
                               485 Madison Avenue
                                   23rd Floor
                            New York, New York 10022
                                 (212) 584-2100
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 October 1, 2007
                                 ---------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

      NOTE.  Schedules filed in paper format shall include a signed original and five copies of the schedule,  including  all exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 9 Pages)

--------
(1)   The  remainder  of this cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

----------------------                                      --------------------
CUSIP No. 417287109                   13D                      Page 2 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    ISLANDIA, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  120,584,197
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              120,584,197
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    120,584,197
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    56.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 417287109                   13D                      Page 3 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    JOHN LANG, INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEW YORK
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  120,584,197
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              120,584,197
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    120,584,197
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    56.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 417287109                   13D                      Page 4 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    RICHARD BERNER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.A.
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  120,584,197
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              120,584,197
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    120,584,197
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    56.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 417287109                   13D                      Page 5 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    EDGAR BERNER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.A.
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  120,584,197
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              120,584,197
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    120,584,197
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    56.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 417287109                   13D                      Page 6 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    THOMAS BERNER
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   U.S.A.
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  120,584,197
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   - 0 -
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              120,584,197
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              - 0 -
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    120,584,197
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    56.9%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 417287109                   13D                      Page 7 of 9 Pages
----------------------                                      --------------------

            The following constitutes Amendment No. 6 ("Amendment No. 6") to the
Schedule 13D initially  filed by Islandia,  L.P. This Amendment No. 6 amends the
Schedule 13D as specifically set forth.

            Item 4 is hereby amended to add the following:

Item 4.     PURPOSE OF TRANSACTION

            On October 1, 2007,  Islandia exercised its option to convert all of the outstanding principal amount of each of the 2006 Debenture,  2007 Debenture,
May 2007 Debenture and September 2007 Debenture,  for an aggregate of 50,632,913 shares of Common Stock.

            Item 5(a) is hereby amended and restated to read as follows:

Item 5.     INTEREST IN SECURITIES OF THE ISSUER.

            (a) The  aggregate  percentage  of shares of Common  Stock  reported owned by each Reporting  Person is based upon  211,939,938  shares  outstanding, which is the  159,419,521  shares  outstanding  as of the close of  business  on
October 1, 2007, as reported in the Issuer's Preliminary Schedule 14C filed with the Securities and Exchange  Commission on October 2, 2007, plus an aggregate of
52,520,417  shares  of  Common  Stock  issuable  upon the  exercise  of the 2004
Warrant,  2005  Warrant,  2006  Warrant,  2007  Warrant,  May 2007  Warrant  and
September 2007 Warrant.

            As  of  the  close  of  business   on  October  2,  2007,   Islandia
beneficially  owned  120,584,197  shares  of  Common  Stock  (consisting  of (i)
68,063,780  shares of Common Stock (including  65,289,476 shares of Common Stock issued upon  conversion of the 2004 Debenture,  2005 Debenture,  2006 Debenture,
2007  Debenture,  May 2007  Debenture and  September  2007  Debenture)  owned by
Islandia,  (ii) 888,284 shares of Common Stock issuable upon the exercise of the
2004 Warrant, (iii) 999,222 shares of Common Stock issuable upon exercise of the
2005 Warrant,  (iv) 25,316,456  shares of Common Stock issuable upon exercise of the 2006 Warrant, (v) 8,438,818 shares of Common Stock issuable upon exercise of the 2007 Warrant,  (vi) 8,438,819  shares of Common Stock issuable upon exercise of the May 2007 Warrant and (vii) 8,438,818 shares of Common Stock issuable upon exercise of the September 2007 Warrant), constituting approximately 56.9% of the
Common Stock outstanding.  As the general partner of Islandia,  John Lang may be deemed to  beneficially  own the  120,584,197  shares of Common  Stock  owned by
Islandia,  constituting approximately 56.9% of the Common Stock outstanding.  As the President of John Lang, Richard Berner may be deemed to beneficially own the
120,584,197 shares of Common Stock owned by Islandia, constituting approximately
56.9% of the Common Stock outstanding. As a Vice President of John Lang, each of
Edgar Berner and Thomas Berner may be deemed to beneficially own the 120,584,197 shares of Common Stock owned by Islandia,  constituting  approximately  56.9% of the Common Stock outstanding.  Each of John Lang,  Richard Berner,  Edgar Berner
and Thomas Berner disclaims  beneficial  ownership of the shares of Common Stock owned by Islandia, except to the extent of their pecuniary interest therein.

            Item 5(c) is hereby amended to add the following:

----------------------                                         --------------------
CUSIP No. 417287109                   13D                         Page 8 of 9 Pages
----------------------                                         --------------------

            On October 1, 2007, Islandia exercised its option to convert all of the outstanding principal amount of the following:

      Name of           Principal Amount        Conversion      Number of Shares of
      Security           Converted ($)          Price ($)       Common Stock Issued
      --------           -------------          ---------       -------------------

2006 Debenture           2,531,645.50              0.10             25,316,456

2007 Debenture           1,265,822.75              0.15              8,438,819

May 2007 Debenture       1,265,822.75              0.15              8,438,819

September 2007           1,265,822.75              0.15              8,438,819
Debenture

----------------------                                      --------------------
CUSIP No. 417287109                   13D                      Page 9 of 9 Pages
----------------------                                      --------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: October 3, 2007              ISLANDIA, L.P.

                                    By: John Lang, Inc.
                                        General Partner

                                    By: /s/ Edgar Berner
                                        ----------------------------------------
                                        Edgar Berner, Vice President

                                    JOHN LANG, INC.

                                    By: /s/ Edgar Berner
                                        ----------------------------------------
                                        Edgar Berner, Vice President

                                    By: /s/ Edgar Berner
                                        ----------------------------------------
                                        EDGAR BERNER
                                        as Attorney in Fact for Richard Berner,
                                        Individually

                                    /s/ Edgar Berner
                                    --------------------------------------------
                                    EDGAR BERNER

                                    By: /s/ Edgar Berner
                                        ----------------------------------------
                                        EDGAR BERNER
                                        as Attorney in Fact for Thomas Berner,
                                        Individually